Exhibit 99.1

SETTLEMENT AGREEMENT

SETTLEMENT AGREEMENT, dated the 18th day of December, 2008 (this “Agreement”), by and among SED International Holdings, Inc., a Georgia corporation (the “Company”), Jean Diamond, an individual shareholder of the Company (“Mrs. Diamond”), and each of the entities and natural persons listed on Schedule A hereto (such entities and natural persons, collectively, the “North & Webster Group” and each, individually, a “member” of the North & Webster Group) (each of the Company, Mrs. Diamond and the North & Webster Group, a “Party” to this Agreement, and collectively, the “Parties”).

WHEREAS, North & Webster Value Opportunities Fund, LP (“NW Fund”) duly submitted a nomination letter to the Company on August 12, 2008 nominating J.K. Hage III and Samuel A. Kidston as nominees for election to the Company’s Board of Directors (the “Board”) at the Company’s 2008 Annual Meeting of Shareholders (the “2008 Annual Meeting”);

WHEREAS, the Company and the members of the North & Webster Group have determined (i) that the interests of the Company and its shareholders would be best served at this time by, among other things, avoiding a proxy solicitation in connection with the 2008 Annual Meeting and the expense and disruption that may result therefrom and (ii) to come to an agreement with respect to certain matters related to the 2008 Annual Meeting and certain other matters, as provided in this Agreement; and

WHEREAS, all parties are committed to the common goal of moving the Company to industry leading performance in terms of profitability, service to its customers and creation of shareholder value and to exploring and implementing short- and long-term strategies to accomplish these goals.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements hereinafter set forth, and, intending to be legally bound hereby, the parties hereby agree as follows:

1.         Board Appointments; Committees; Other Matters.

(a)           Board Expansion and Board Appointments.  The Company hereby confirms that the Board has appointed Messrs. Hage and Kidston (each, individually, a “New Director” and collectively, the “New Directors”) to serve as directors of the Board.  Effective as of the execution of this Agreement, the Board’s size will be increased from six (6) to eight (8) directors with Mr. Kidston appointed to the class of directors whose terms expire in 2008 and Mr. Hage appointed to the class of directors whose terms expire in 2010. Effective as of the execution of this Agreement,  NW Fund hereby withdraws its director nominations in connection with the 2008 Annual Meeting and NW Fund will hereafter take all steps necessary to cease, and to cause all members of the North & Webster Group to cease, all efforts to nominate or elect NW Fund’s nominees to the Board.

(b)           Board Size.  The size of the Board will not be increased to more than eight (8) directors at any time before the Company’s 2009 Annual Meeting of Shareholders (the “2009 Annual Meeting”), unless approved by a majority of the independent directors and at least one of the New Directors.

(c)           New Director Vacancies.  If any New Director leaves the Board (whether by resignation or otherwise) before the 2010 Annual Meeting, the North & Webster Group will be entitled to recommend to the Board replacement director(s) (each of whom will be deemed a New Director for purposes of this Agreement). The Board will not unreasonably withhold acceptance of any replacement director(s) recommended by the North & Webster Group.  In the event the Board does not accept a replacement director(s) recommended by the North & Webster Group, the North & Webster Group will have the right to recommend additional replacement director(s) for consideration by the Board. The Board will appoint such replacement director(s) to the Board no later than five (5) business days after the Board’s approval of such replacement director(s).

(d)           Committees and Committee Appointments of the New Directors.

(i)           Upon the execution of this Agreement, the Company will take all action necessary in furtherance of the establishment of a committee to represent the Board in connection with the negotiation of the Company’s headquarters lease with the Diamond Chip Group LLC (the “HQ Lease Committee”).  The HQ Lease Committee will be composed of three directors, including one of the New Directors, one of Stephen Greenspan and Arthur Goldberg and one additional independent director, other than a director with any direct or indirect relationship with the Diamond Chip Group LLC, or the trusts holding membership interests therein, to be named by a majority of the independent directors.  The HQ Lease Committee will be authorized to engage a nationally recognized commercial real estate broker to negotiate on behalf of the Company;

(ii)           Upon the execution of this Agreement, the Company will take all action necessary in furtherance of the establishment of a Nominating & Corporate Governance Committee and a Legal Affairs Committee and the appointment of at least one of the New Directors to each of these newly formed committees of the Board.

(iii)           The Board agrees that it will not establish an Executive Committee of the Board, or any other committee that has the right to exercise all of the authority of the Board in the management of the business affairs of the corporation, unless at least one of the New Directors is appointed to be a member of such committee.

(iv)           The Board agrees that each standing committee of the Board shall adopt a written charter as soon as practicable upon the execution of this Agreement.

(e)           Separation of Role of Chairman and Chief Executive Officer.  No later than thirty (30) calendar days following the execution of this Agreement, the Company agrees to either (i) separate the roles of Chairman and Chief Executive Officer or (ii) appoint a Lead Independent Director.

(f)           Succession Plan for Senior Management.  As soon as reasonably practicable after the execution of this Agreement, the Board, together with management, shall create a succession plan for all senior management positions and shall communicate such succession plan to the Company’s shareholders.

(g)           Change in Control Arrangements; ‘Evergreen Provisions’.  The Board will not approve any ‘evergreen provisions’ or any change in control arrangements, unless approved by (i) a majority of the independent directors and (ii) at least one of the New Directors.

2.         Matters Related to 2008 Annual Meeting.

(a)           Board Declassification.  In accordance with the Company’s Articles of Incorporation, Bylaws and applicable state law, the Board will approve and submit, recommend and solicit proxies in favor of a resolution for consideration by its shareholders at the 2008 Annual Meeting to declassify the Company’s Board to provide for the annual election of all directors (the “Declassification Proposal”).  Under such proposal, if approved by the Company’s shareholders, the first of such annual elections would take place at the Company’s 2009 Annual Meeting, with each of the Company’s incumbent directors whose term expires at the 2009 Annual Meeting and who is re-nominated by the Company to be elected to one-year terms ending at the 2010 Annual Meeting.  At the 2010 Annual Meeting, each directorship, other than those held by incumbent directors whose term expires at the 2011 Annual Meeting, would be subject to election for one-year terms.  At the Company’s 2011 Annual Meeting of Shareholders, all of the Company’s directors would be elected to one-year terms.

(b)           Action by Shareholders Without a Meeting.  In accordance with the Company’s Articles of Incorporation, Bylaws and applicable state law, the Board will approve and submit, recommend and solicit proxies in favor of a resolution for consideration by its shareholders at the 2008 Annual Meeting to amend the Company’s Articles of Incorporation and Bylaws to allow shareholders holding not less than 66 2/3% of the shares entitled to vote at a meeting of shareholders to take action by written consent without a meeting, other than the removal of directors which shall remain as it currently exists in Company’s Articles of Incorporation (the “Written Consent Proposal”).

(b)           Company Vote.  The Company will hire a proxy solicitor and solicit proxies for the Declassification Proposal, for the Written Consent Proposal and for the election of the New Directors in the same manner, if any, as it does with respect to other directors and other proposals contained in the Company’s proxy statement for the 2008 Annual Meeting.  The Company will use its reasonable best efforts to cause all Voting Securities (as defined in Section 11) that members of the Board are entitled to vote at the 2008 Annual Meeting to be voted in favor of the Declassification Proposal, for the Written Consent Proposal and for the election of the New Directors.

(c)           North & Webster Group Vote.  Each North & Webster Group Party will vote, and will cause its respective Affiliates and Associates (as such terms are defined in Section 11) to vote, all Voting Securities (as such term is defined in Section 11) that it is entitled to vote at the 2008 Annual Meeting (i) in favor of the election of each of the nominees up for election at the 2008 Annual Meeting, (ii) in favor of the Declassification Proposal and (iii) in favor of the Written Consent Proposal.  Unless the North & Webster Group Parties are not subject to the standstill obligations pursuant to Section 4(b), each North & Webster Group Party will vote, and will cause its respective Affiliates and Associates to vote, all Voting Securities that it is entitled to vote at the 2009 Annual Meeting in favor of the election of all nominees recommended by the Board.

(d)           Jean Diamond Vote.  Mrs. Diamond will vote all Voting Securities (as such term is defined in Section 11) over which she has voting control and entitled to be voted by her at the 2008 Annual Meeting in favor of (i) of the election of each of the nominees up for election at the 2008 Annual Meeting, (ii) in favor of the Declassification Proposal and (iii) in favor of the Written Consent Proposal.

(e)           2008 Annual Meeting Date and Items of Business.  The Company will hold its 2008 Annual Meeting at such time as is determined by the Board; provided, that the Company will use all reasonable efforts to cause the 2008 Annual Meeting to be held on or before January 31, 2009. The only items to be put to a shareholder vote at the 2008 Annual Meeting will be (i) the Declassification Proposal, (ii) the Written Consent Proposal, (iii) the election of directors and (iv) ratification of the Company’s auditors; provided, that the Company may submit to a shareholder vote a proposal to adjourn the 2008 Annual Meeting to a later date for the purposes of soliciting additional proxies in favor of the Declassification Proposal or the Written Consent Proposal.

3.         Termination.  This Agreement will remain in full force and effect and will be fully binding on the parties hereto in accordance with the provisions hereof until the earlier of (i) the date on which the 2009 Annual Meeting concludes without adjournment to a later date or (ii) January 31, 2010 (the “Termination Date”). Section 15 and Section 16 will survive any termination of this Agreement.

4.         Standstill.

(a)           Subject to Section 4(b), each North & Webster Group Party agrees that during the period commencing on the date hereof and ending on the Termination Date, without the prior written consent of the Board specifically expressed in a written resolution adopted by a majority vote of the entire Board, it will not, and will cause each of its Affiliates, Associates, officers, agents and other Persons acting on its behalf not to:

(i)           engage, or in any way participate, directly or indirectly, in any “solicitation” (as such term is defined in Rule 14a-1(l) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of proxies or consents (whether or not relating to the election or removal of directors), seek to advise, encourage or influence any Person with respect to the voting of any Voting Securities; initiate, propose or otherwise “solicit” (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the Exchange Act) shareholders of the Company for the approval of shareholder proposals whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act or otherwise; induce or attempt to induce any other Person to initiate any such shareholder proposal; or otherwise communicate or seek to communicate with the Company’s shareholders or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act; provided, however, that nothing herein will limit the ability of any North & Webster Group Party, or its respective Affiliates and Associates, except as otherwise provided in Section 2(c), to vote its Voting Securities on any matter submitted to a vote of the stockholders of the Company or announce its opposition to any Board-approved proposals not supported by the New Directors or limit the ability of the New Directors to exercise their rights as members of the Board while serving as members of the Board;

(ii)           form, join or in any way participate in any “group” (within the meaning of Rule 13d-5 of Regulation 13D-G under the Exchange Act) with respect to any Voting Securities, other than the Section 13(d) “group” that includes all or some lesser number of the North & Webster Group Parties, but does not include any other members who are not currently identified as a North & Webster Group Party;

(iii)           have any discussions or communications, or enter into any arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other Person in connection with any of the foregoing, or make any investment in or enter into any arrangement with, any other Person that engages, or offers or proposes to engage, in any of the foregoing;

(iv)           make any proposal (including publicly disclose or discuss any proposal) or enter into any discussion regarding any of the foregoing, or make any proposal, statement or inquiry, or disclose any intention, plan or arrangement (whether written or oral) inconsistent with the foregoing; provided, however, that nothing herein will limit the ability of any North & Webster Group Party, or its respective Affiliates and Associates, except as otherwise provided in Section 2(c), to vote its Voting Securities on any matter submitted to a vote of the stockholders of the Company or announce its opposition to any Board-approved proposals not supported by the New Directors or limit the ability of the New Directors to exercise their rights as members of the Board while serving as members of the Board; or

(v)           take or cause or induce others to take any action inconsistent with any of the foregoing.

(b)           Each North & Webster Group Party will be released from its standstill obligations set forth in Section 4(a) and its obligations under Section 8 on the date that is thirty (30) days before the last date on which a shareholder of the Company may submit nominations for the Board in connection with the 2009 Annual Meeting (the “2009 Nomination Deadline”), if any of the following conditions (the “Standstill Conditions”) have not been satisfied as of the date that is thirty (30) days before the 2009 Nomination Deadline:

(i)           the Board and management have adopted a three-year business plan;

(ii)           the Company has increased transparency through the issuance of quarterly earnings press releases, the holding of quarterly conference calls in which management reports on the Company’s results, plans and progress and is available for questions and the creation of an “investors relations” section on the Company’s website that includes archived press releases and conference call transcripts;

(iii)           the Board has interviewed at least two outside investor relations firms and, if appropriate, has engaged an outside investor relations firm; and

(iv)           the Company has achieved fiscal year 2009 Operating Income/Loss in accordance with the attached Operating/Loss standards set forth on Schedule B.

(c)           In the event the Company fails to meet any of the Standstill Conditions set forth in Section 4(b) and the deadline for submitting notice of director nominations for election at the 2009 Annual Meeting has passed, the North & Webster Group shall have shall have ten (10) days from the date that the Company files its Annual Report on Form 10-K for the fiscal year ending June 30, 2009 to nominate persons for election as members of the Board at the 2009 Annual Meeting.

(d)           Failure to comply with any of the Standstill Conditions may be waived by either New Director.

5.         Representations and Warranties of the North & Webster Group.  Each North & Webster Group Party represents and warrants as follows:

(a)           Each North & Webster Group Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)           This Agreement has been duly and validly authorized, executed, and delivered by each North & Webster Group Party, constitutes a valid and binding obligation and agreement of each North & Webster Group Party, and is enforceable against each North & Webster Group Party in accordance with its terms.

6.         Representations and Warranties of the Company.  The Company hereby represents and warrants as follows:

(a)           The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)           This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms.

7.         Specific Performance.  Each of the North & Webster Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that the North & Webster Group, on the one hand, and the Company, on the other hand (the “Moving Party”), will each be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

8.         Press Release.  Immediately following the execution and delivery of this Agreement, the Company will issue the press release attached hereto as Exhibit A (the “Press Release”). None of the parties hereto will before the Termination Date make any public statements (including in any filing with the SEC or any other regulatory or governmental agency, including any stock exchange) that are inconsistent with, or otherwise contrary to, the statements in the Press Release issued pursuant to this Section 8. Following the date hereof, no North & Webster Group Party, nor any of their respective Affiliates or Associates, will, before the Termination Date, issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Company, its management or the Board or the Company’s business without prior written consent of the Company, provided, however, that the North & Webster Group, or any member thereof, may make such filings as are required by law or as may be required by law per advice from its outside counsel; provided further, that nothing herein will limit the ability of any North & Webster Group Party, its respective Affiliates and Associates to publicly announce its opposition to any Board-approved proposals not supported by the New Directors.

9.         Expenses.  Within ten (10) business days following the date of this Agreement, the Company will reimburse the North & Webster Group the amount of $112,500 for its reasonable out-of-pocket fees and expenses incurred on or before the date hereof in connection with its planned proxy solicitation and the negotiation and execution of this Agreement and all related activities and matters.

10.         No Waiver.  Any waiver by either the North & Webster Group or the Company of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of either the Representative or the Company to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

11.         Certain Definitions.  As used in this Agreement, (a) the term “Person” will mean any individual, partnership, corporation, group, syndicate, trust, government or agency, or any other organization, entity or enterprise; (b) the terms “Affiliates” and “Associates” will have the meanings set forth in Rule 12b-2 under the Exchange Act and will include Persons who become Affiliates or Associates of any Person subsequent to the date hereof; (c) the term “Voting Securities” will mean any securities of the Company entitled, or which may be entitled, to vote in the election of directors, or securities convertible into or exercisable or exchangeable for such securities, whether or not subject to passage of time or other contingencies; and (d) the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.

12.         Successors and Assigns.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

13.         Entire Agreement; Amendments.  This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.

14.         Headings.  The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

15.         Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) upon sending if sent facsimile, with electronic confirmation of sending; provided, however, that a copy is sent on the same day by registered mail, return receipt requested, in each case to the appropriate mailing address set forth below (or to such other mailing address as a party may designate by notice to the other parties in accordance with this Section 15), (c) one (1) day after being sent by nationally recognized overnight carrier to the addresses set forth below (or to such other mailing addresses as a party may designate by notice to the other parties in accordance with this Section 15) or (d) when actually delivered if sent by any other method that results in delivery (with written confirmation of receipt):

If to the Company:	SED International Holdings, Inc. 4916 North Royal Atlanta Drive Tucker, Georgia 30084 Attn: Jean Diamond, CEO Facsimile: (770) 243-1196

with a copy to:	Morse, Zelnick, Rose & Lander, LLP Suite 1401 405 Park Avenue New York, NY 10022 Attn: Stephen Zelnick, Esq. Facsimile: (212) 838-9190

If to the North & Webster Group:	Samuel A. Kidston c/o North & Webster, LLC 1430 Massachusetts Ave. Cambridge, Massachusetts 02138 Facsimile: (617) 395-4280

with a copy to:	Olshan Grundman Frome Rosenzweig & Wolosky LLP 65 East 55th Street New York, New York 10022 Attention: Steve Wolosky, Esq. Facsimile: (212) 451-2222

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

16.         Jurisdiction; Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the courts within the State of New York.  Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

17.         Counterparts.  This Agreement may be executed in counterparts, each of which will be an original, but all of which together will constitute one and the same Agreement.

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IN WITNESS WHEREOF, each of the undersigned parties has executed or caused this Agreement to be executed or caused to be executed on its behalf on the date first above written.

SED INTERNATIONAL HOLDINGS, INC.

By:	/s/ Jean Diamond
Name:	Jean Diamond
Title:	Chief Executive Officer

/s/ Jean Diamond
Jean Diamond, Individually

HUMMINGBIRD VALUE FUND, L.P.

By:	Hummingbird Capital, LLC

By:	/s/ Paul D. Sonkin
	Name:	Paul D. Sonkin
	Title:	Managing Member

HUMMINGBIRD MICROCAP VALUE FUND, L.P.

By:	Hummingbird Capital, LLC

By:	/s/ Paul D. Sonkin
	Name:	Paul D. Sonkin
	Title:	Managing Member

TARSIER NANOCAP VALUE FUND, L.P.

By:	Hummingbird Capital, LLC

By:	/s/ Paul D. Sonkin
	Name:	Paul D. Sonkin
	Title:	Managing Member

HUMMINGBIRD MANAGEMENT, LLC

By:	/s/ Paul D. Sonkin
	Name:	Paul D. Sonkin
	Title:	Managing Member

/s/ Paul D. Sonkin
Paul D. Sonkin

NORTH & WEBSTER VALUE OPPORTUNITIES FUND, LP

By:	North & Webster, LLC,
its General Partner

By:	/s/ Samuel A. Kidston
	Name:	Samuel A. Kidston
	Title:	Managing Member

NORTH & WEBSTER FUND II, LP

By:	North & Webster, LLC,
its General Partner

By:	/s/ Samuel A. Kidston
	Name:	Samuel A. Kidston
	Title:	Managing Member

NORTH & WEBSTER, LLC

By:	/s/ Samuel A. Kidston
	Name:	Samuel A. Kidston
	Title:	Managing Member

/s/ Samuel A. Kidston
Samuel A. Kidston

DEEP WOODS PARTNERS LP

By:	/s/ Todd Rosner
	Name:	Todd Rosner
	Title:	Managing Partner

DEEP WOODS PARTNERS QP, LP

By:	/s/ Todd Rosner
	Name:	Todd Rosner
	Title:	Managing Partner

/s/ Todd Rosner
Todd Rosner

/s/ Allyn R. Earl
Allyn R. Earl

/s/ J.K. Hage III
J.K. Hage III

Schedule A

HUMMINGBIRD VALUE FUND, L.P.

HUMMINGBIRD MICROCAP VALUE FUND, L.P.

TARSIER NANOCAP VALUE FUND, L.P.

HUMMINGBIRD MANAGEMENT, LLC

Paul D. Sonkin

NORTH & WEBSTER VALUE OPPORTUNITIES FUND, LP

NORTH & WEBSTER FUND II, LP

NORTH & WEBSTER, LLC

Samuel A. Kidston

DEEP WOODS PARTNERS LP

DEEP WOODS PARTNERS QP, LP

Todd Rosner

Allyn R. Earl

J.K. Hage III